UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D. C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  May 23, 2023

CADIZ INC.
(Exact Name of Registrant as Specified in its Charter)

Delaware	0-12114	77-0313235
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

550 S. Hope Street, Suite 2850 Los Angeles, California	90071
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code: (213) 271-1600

Not Applicable
(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, par value $0.01 per share	CDZI	The NASDAQ Global Market
Depositary Shares (each representing a 1/1000th fractional interest in share of 8.875% Series A Cumulative Perpetual Preferred Stock, par value $0.01 per share)	CDZIP	The NASDAQ Global Market

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☐

Item 7.01 Regulation FD Disclosure

On May 23, 2023, the Antelope Valley – East Kern Water Agency (“AVEK”) board of directors voted to approve key terms and conditions for entering into an agreement with Cadiz Inc. (the “Company”) on cooperation between AVEK in its capacity as regional wholesale contractor for the State Water Project, and Fenner Gap Mutual Water Company (“FGMWC”), in its capacity as the entity authorized to convey and deliver water from the Cadiz Water Conservation & Storage Project (“Water Project”) to water agencies in Southern California.

An agreement for wheeling and exchange between AVEK and FGMWC will enable public water suppliers holding contracts and options (“contracts”) for water supplies from the Water Project to take delivery of that water through the Company’s 220-mile 30” steel pipeline (“Northern Pipeline”) via exchanges for water from the State Water Project. The Company plans to enable existing contractors to take delivery of water via the Northern Pipeline, which will allow the Company to further develop the finance, construction and governance plans for operation of the Northern Pipeline in conjunction with public agency beneficiaries of the Water Project through a Joint Powers Authority (“JPA”).

Two water agencies presently hold definitive agreements for the purchase and sale of water from the Water Project and have requested that the Company facilitate delivery of contracted water supplies through the Northern Pipeline, the Santa Margarita Water District (up to 5,000 acre-feet per year (“AFY”) plus up to 10,000 AFY under option) and the Salton Sea Authority (up to 5,000 AFY). With the ability to complete an exchange, existing option holders and other entities may also participate. The Company is also in advanced stages of discussions regarding the purchase and sale of water from the Water Project with three additional entities that intend to take direct delivery via the Northern Pipeline.

The Company also plans to enter into purchase and sale agreements for direct delivery of water to commercial customers and disadvantaged communities located within the AVEK service area along the Northern Pipeline, which, under California law, requires AVEK’s consent. The Company anticipates entering into agreements with at least two entities for water supply within AVEK’s service area.

The Company plans to enable existing purchase and sale contractors to take delivery via the Northern Pipeline in a manner consistent with its most recent disclosures contained in its Form 10-Q for the quarterly period ended March 31, 2023, wherein the Company disclosed discussions with multiple public water agencies to enter into agreements whereby participating agencies would finance and operate the Northern Pipeline and lease 25,000 AFY of annual water supply from us. In accordance with such potential agreements, we expect that we will contribute the Northern Pipeline and an annual supply of 25,000 AFY of water from us into FGMWC to be owned jointly by the parties. In such event, we expect that a JPA (“Joint Powers Authority”) comprised of participating agencies will be able to purchase 25,000 AFY of water at an agreed upon market price estimated to start at approximately $850/AFY on average at our wellhead, subject to annual adjustment, for a 40-year term (take or pay). Through a JPA, the public water agencies would fund capital costs for conversion of the pipeline from gas to water, construction of pumping stations and appurtenant facilities, and would be able to seek infrastructure funding and grants to achieve their lowest possible cost for delivered water. Any contracts and off take facility construction will be subject to standard environmental review and a project level permitting process.

The Company plans to work with participating public agencies in the next several weeks to execute any necessary amendments to FGMWC, the JPA and definitive agreements to authorize delivery of water via the Northern Pipeline and expand the membership of the managing agencies as outlined above.

A copy of the executed Summary of Key Terms document is attached hereto as Exhibit 99.1.

Item 9.01         Financial Statements and Exhibits

(d) Exhibits

99.1     Summary of Key Terms dated May 24, 2023
104      Cover Page Interactive Data File (embedded within the inline XBRL document)

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CADIZ INC.

By:	/s/ Stanley E. Speer
Stanley E. Speer
Chief Financial Officer

Date:  May 25, 2023